EXHIBIT 10.3.4

July 31, 2001

Mr. Ari Horowitz

39 West 13th Street, 3rd Floor

New York, New York 10011

Third Amendment to Employment Agreement

Dear Ari:

Reference is made to the Employment Agreement dated as of April 1, 1999, between you and Opus360 Corporation (the “Company”), as amended pursuant to the Amendment to Employment Agreement dated September 2, 1999 and the Second Amendment to Employment Agreement dated May 1, 2001 (the Employment Agreement as so amended is hereinafter referred to as the “Amended Employment Agreement”). Capitalized terms used in this Amendment that are not defined herein shall have the meanings ascribed thereto in the Amended Employment Agreement.

In connection with the Execution of the Stock Exchange Agreement between Proha Plc (“Proha”) and the Company, dated the date hereof, you and the Company agree to amend the Amended Employment Agreement in accordance with the following, to be effective upon the Amendment Effective Date (as herein defined):

1.             Amendment Effective Date. “Amendment Effective Date” shall mean the date upon which the purchase of the stock contemplated by the Stock Exchange Agreement (the “Transaction”) becomes effective.

2.             Position. The second WHEREAS clause of the Amended Employment Agreement is change to read: “WHEREAS, it is the desire of the Company and Employee that Employee be employed as Vice Chairman and Executive Vice President, Corporate Development of the Company.”

3.             Duties to the Company. Section 3 of the Amended Employment Agreement is further amended by: (a) deleting the first sentence of Section 3 and inserting in lieu thereof the following: “Employee shall serve as and perform the duties of Vice Chairman and Executive Vice President, Corporate Development of the Company. Employee shall continue to be nominated to election as a member of the board of directors of the Company throughout the Term, and at all times during the Term the Company shall use its commercially reasonable efforts to ensure that Employee is a member of the board of directors of the Company.” and (b) deleting the third and fourth sentences of Section 3 and inserting in lieu thereof the following: “Employee shall devote such portion of his business and professional time as shall be reasonably necessary to perform his duties under this Agreement, provided, however, that he may schedule his time to perform such duties so as not unreasonably to interfere with any of his other business activities or travel. Employee shall focus on the following objectives for the Company:

(i) retention of current clients of Opus360 Corporation; (ii) retention of Opus360 Corporation employees who are targeted to be retained by the Company; (iii) retention of current investors of Opus360 Corporation and/or recruitment of new investment capital for the Company; (iv) assistance in shaping the overall strategy of the Company and positioning it within its market and the investment community; (v) merger and acquisition activity for the Company; and (vi) assistance in shaping the strategy of the Company to create shareholder value.”

4.             Compensation. There shall be added to Section 4(a) of the Amended Employment Agreement the following sentence: “Commencing with the Amendment Effective Date, in no event shall Employee’s Base Salary during the Term be less than Two Hundred and Fifty Thousand Dollars ($250,000.00) per year.”

5.             Office Space and Assistant. There shall be added to Section 6 of the Amended Employment Agreement a new Section 6(c) at the end thereof to read in its entirety as follows: “(c) Office Space and Assistant. The Company shall make available to Employee during the Term, at its expense, (i) an executive assistant of Employee’s choice, who shall be paid no less than Employee’s executive assistant as of the Amendment Effective Date and who shall be granted options for shares of the Company’s stock on the same basis as other employees similarly situated, and (ii) office space at a mutually agreed location in New York County, New York, that is comparable to his and his assistant’s current space at Opus360 Corporation’s New York Office as of the Amendment Effective Date.”

6.             Termination of Employment. Section 8(a)(ii) of the Amended Employment Agreement is hereby further amended and restated to read as follows:

“(ii) all options granted to Employee for shares of the Company’s stock shall become immediately exercisable, and Employee shall have the full term of the options in which to exercise such options.”

7.             Good Reason; Rights; Resignation Without Good Reason. (a) Section 8(b)(ii) of the Amended Employment Agreement is hereby further amended and restated to read as follows: “(ii) a material diminution in Employee’s title, authority or duties from those of Vice Chairman and Executive Vice President, Corporate Development.”

(b) Section 8(c)(i) of the Amended Employment Agreement is hereby amended and restated to read: “(i) Employee (or, as the case may be, Employee’s estate) shall be entitled to receive the same salary (pursuant to Section 4 hereof) and benefits (pursuant to Section 6 hereof) as he would be entitled to receive had he been employed by the Company for the two (2) year period following the date of the Termination of Employment,”

(c) Section 8(d) of the Amended Employment Agreement is hereby amended by deleting Section 8(d)(i) and the reference to clause (i) in Section 8(d)(iv).

(d) Section 8 of the Amended Employment Agreement is hereby further amended by adding a new Section 8(e) at the end thereof to read in its entirety as follows:

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“(e) In addition to his other rights to terminate his employment pursuant to this Agreement, Employee shall have the right to terminate his employment without Good Reason by giving the Company at least thirty (30) days written notice of his desire to terminate his employment. Upon such termination, Employee shall be entitled to receive all salary (pursuant to Section 4 hereof) and benefits (pursuant to Section 6 hereof) earned and accrued up to the effective date of termination and reimbursement (pursuant to Section 7 hereof) for all expenses incurred by Employee up to the effective date of termination.”

8.             Change of Control. There shall be inserted after the first sentence of Section 9 of the Amended Employment Agreement the following sentence:  “In the event a “Change of Control” is consummated after the Amendment Effective Date, all options granted after the Amendment Effective Date to Employee for shares of the Company’s stock shall become immediately exercisable in full.”

9.             Except as amended hereby, the Amended Employment Agreement shall remain in full force and effect.

If the foregoing is acceptable to you, please sign a copy of this letter agreement in the space provided below and return a copy of the executed letter to the undersigned.

Very truly yours,

OPUS360 CORPORATION

By:
Steven C. Yager,
Chief Executive Officer

Proha Plc

Agreed to and Acknowledged

Ari Horowitz